AUTHORIZATION LETTER

October 25, 2005

Securities and Exchange

Commission
100 F Street, N.E.,
Washington, DC 20549

Attn:
Filing
Desk
To Whom It May Concern:
By means of this letter I
authorize Yuyun
Tristan Kuo, Thomas Gregg, Adam Salassi, Darren
DeStefano, Christi Novak,
and Patricia Lamm, or any of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Cuisine Solutions, Inc.
(the "Company").  Any of these
individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.
This
authorization shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Stanislas Vilgrain


Stanislas Vilgrain